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                                                                     EXHIBIT 5.1



            [KAYE, SCHOLER, FIERMAN, HAYS & HANDLER, LLP LETTERHEAD]


                                                                  (212) 836-8000



                                   May 5, 2000

Veeco Instruments Inc.
Terminal Drive
Plainview, New York  11803

Ladies and Gentlemen:

                  We have acted as special counsel to Veeco Instruments Inc., a Delaware corporation (the "Company"), in connection with the Company's registration statement on Form S-8 (the "Registration Statement") to be filed pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to an aggregate of 913,684 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), (a) 11,610 of which may be issued upon the exercise of stock options granted pursuant to the CVC, Inc. 1999 Nonemployee Directors' Stock Option Plan, (b) 283,815 of which may be issued upon the exercise of stock options granted pursuant to the CVC, Inc. Amended and Restated 1997 Stock Option Plan, (c) 108,352 of which may be issued upon the exercise of stock options granted pursuant to individual stock option agreements between employees of Commonwealth Scientific Corporation, Inc. ("Commonwealth") and Commonwealth, (d) 352,026 of which may be issued upon the exercise of stock options granted pursuant to individual stock option agreements between certain employees of CVC, Inc. and CVC, Inc. and (e) 157,881 of which may be issued pursuant to the CVC Holdings, Inc. Stock Option Plan. The CVC and Commonwealth stock option plans and stock option agreements described in clauses (a) through
(e) above are referred to in this opinion collectively as the "Option Plans". The Option Plans have been assumed by the Company pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement") among the Company, Veeco Acquisition Corp. and CVC, Inc. dated as of, February 29, 2000, whereby Veeco Acquisition Corp., a wholly-owned subsidiary of Veeco, merged with and into CVC, Inc. (the "Merger"). The Merger was consummated on May 5, 2000.

                  In that connection, we have reviewed the Company's Amended and Restated Certificate of Incorporation, its Amended and Restated By-laws, resolutions adopted by its Board of Directors and its stockholders, the Registration Statement, the Option Plans, the Merger Agreement and such other documents and proceedings as we have deemed appropriate.

                  On the basis of such review, and having regard to legal considerations that we deem relevant, we are of the opinion that, assuming the due authorization and valid issuance of the options being assumed by Veeco in the Merger under the Option Plans, the shares of Common Stock to be offered pursuant to the Registration Statement have been duly authorized and, when issued in accordance with the terms set forth in the Option Plans, will be validly issued, fully paid and nonassessable.

                  We advise you that we are members only of the Bar of the State of New York and that our opinion set forth above is based as to matters of law solely on applicable provisions of the General Corporation Law of the state of Delaware, and we express no opinions as to any other laws, statutes, ordinances, rules or regulations.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.


                                 Very truly yours,



                                 /s/ Kaye, Scholer, Fierman, Hays & Handler, LLP